Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-214418

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated July 10, 2018

Preliminary Prospectus Supplement to Prospectus dated December 7, 2016

$125,000,000

Common Stock

CytomX Therapeutics, Inc. (“CytomX” or the “Company”) is offering $125.0 million of shares of our common stock, par value $0.00001 per share, pursuant to this prospectus supplement and the accompanying prospectus relating to the shares to be sold by it.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “CTMX.” On July 9, 2018, the last reported sale price of our common stock on The Nasdaq Global Select Market was $25.06 per share. Based on an assumed offering price of $25.06 per share, we would expect to offer 4,988,029 shares of our common stock in this offering.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus supplement and future filings.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page S-13 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to CytomX Therapeutics, Inc.	$	$

(1)	The underwriting discount for the shares of common stock is $ per share. See “Underwriting” for additional disclosure regarding underwriting discounts, commissions and estimated offering expenses.

We have granted the underwriters an option to purchase up to $18.75 million of additional shares of our common stock from us. The underwriters can exercise such right at any time within 30 days after the date of this prospectus supplement.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2018.

Goldman Sachs & Co. LLC	Citigroup	Barclays

Preliminary Prospectus Supplement dated             , 2018

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering and certain other matters relating to us, our financial condition, which may also, where applicable, add to and update information contained in the accompanying prospectus; and (2) the accompanying prospectus, dated December 7, 2016, and included as part of our registration statement on Form S-3 (File No. 333-214418), which provides general information about the securities that we may offer from time to time, some of which may not apply to this offering (the “Registration Statement”). If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

We have not authorized, nor have the underwriters authorized, anyone to provide you with any information or to make any representation, other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have prepared by or on behalf of us or to which we have referred you. We and the underwriters each take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. None of the underwriters or us are making an offer to sell or soliciting an offer to buy our securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”

We and the underwriters are not offering to sell, nor seeking offers to buy, shares of common stock in any jurisdictions where offers and sales are not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

When we refer to “CytomX,” “we,” “our,” “us” and the “Company” in this prospectus supplement and the accompanying prospectus, we mean CytomX Therapeutics, Inc., unless otherwise specified. When we refer to “you,” we mean the holders of common stock of the Company.

CytomX® and the CytomX logo are some of our trademarks used in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus also include trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus supplement and the accompanying prospectus appear without the ® and ™ symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the rights of the applicable licensor to these trademarks and tradenames.

MARKET, INDUSTRY AND OTHER DATA

This prospectus supplement and the accompanying prospectus, including the information incorporated by reference, contain estimates, projections and other information concerning our industry, our business, and the markets for certain drugs, including data regarding the estimated size of those markets, their projected growth rates and the incidence of certain medical conditions. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

PROSPECTUS SUPPLEMENT SUMMARY

This summary provides a general overview of selected information and does not contain all of the information you should consider before buying our common stock. Therefore, you should read the entirety of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering carefully, including the information incorporated by reference herein and in the accompanying prospectus, before deciding to invest in our common stock. Investors should carefully consider the information set forth under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus and incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

CytomX Therapeutics, Inc.

Overview

We are a clinical-stage, oncology-focused biopharmaceutical company with a vision of transforming lives with safer, more effective therapeutics. We are pioneering a novel class of investigational antibody therapeutics, based on our Probody™ technology platform, for the treatment of cancer. The Probody therapeutic approach is designed to more specifically target antibody therapeutics to the tumor microenvironment and reduce drug activity in healthy tissue and in circulation. We believe this approach has the potential to make meaningful enhancements to the combined efficacy and safety profile of antibody therapeutics known as the therapeutic window. We believe that Probody therapeutics have the potential to create or widen the therapeutic window for certain antibody therapeutics, allowing for the development of new approaches to the treatment of cancer. We are utilizing our Probody Platform to develop potential best-in-class immunotherapies against clinically-validated targets and potential first-in-class therapeutics against novel, difficult to drug targets. Furthermore, we believe the Probody therapeutic approach has the potential to enable safer, more effective combination therapies for cancer. CytomX is building a clinical stage pipeline, composed entirely of Probody therapeutics, as shown below:

CytomX pipeline of Probody Therapeutics

Our most advanced product candidate is CX-072, a wholly-owned Probody therapeutic targeting programmed cell death ligand 1 (“PD-L1”), a clinically and commercially validated anti-cancer target. In normal physiology, PD-L1 plays a role in suppressing the immune system in healthy tissue, preventing autoimmunity. Tumors can co-opt this inhibitory function by upregulating PD-L1 expression and evading anti-cancer immune surveillance. Inhibitors of the PD-L1 pathway have therefore been designed and developed that restore anti-cancer immune surveillance and such inhibitors have demonstrated anti-cancer activity in a wide variety of cancer types. Regulatory approval has been granted for PD-L1 inhibitors and/or programmed cell death 1 (“PD-1”) inhibitors in advanced melanoma, renal cell cancers, non-small cell lung cancer, urothelial cancers, gastric cancer, merkel cell carcinoma, Hodgkins disease and microsatellite instability-high cancers.

While PD-L1 inhibitors have been shown to enhance anti-cancer immunity, systemic administration of inhibitors of the PD-L1 pathway can result in impairment of normal immune tolerance of healthy tissues, and severe immune-related toxicities can emerge. These toxicities can be particularly serious when PD-L1 inhibitors are combined with other anti-cancer agents. Our PD-L1 Probody therapeutic, CX-072, is designed to uncouple the anti-cancer immunity enhancing properties of PD-L1 inhibitors from the associated autoimmune toxicities by inhibiting PD-L1 primarily in the tumor microenvironment. We are currently evaluating CX-072 in a Phase 1/2 clinical trial that we call PROCLAIM-CX-072. This trial is designed to assess the safety, activity, and translational biology of CX-072 as a single agent and in combination with other anticancer therapies. On May 16, 2018 and June 4, 2018, we announced initial clinical data from PROCLAIM-CX-072. We expect to announce additional clinical data from PROCLAIM-CX-072 during the remainder of 2018 and in 2019.

Our second most advanced product candidate is CX-2009, a wholly-owned Probody Drug Conjugate (“PDC”) against CD166, a novel tumor antigen that has historically been considered difficult to drug. We believe CD166 is an attractive target because it is highly and homogenously expressed on many solid tumors. However, it has not been considered appropriate for traditional antibody drug conjugate (“ADC”) technology because it is also expressed abundantly on many healthy tissues, which would ordinarily be expected to lead to unacceptable toxicity. Our Probody Platform is designed to focus the activity of antibody therapeutics to the tumor microenvironment, which we believe could enable the development of a therapeutic against targets such as CD166. CX-2009 is currently in the dose escalation portion of a Phase 1/2 clinical trial that we call PROCLAIM-CX-2009. We expect to announce initial clinical data regarding CX-2009 in the second half of 2018.

In addition to our wholly-owned programs, we have entered into several strategic collaborations with leading oncology-focused pharmaceutical companies, such as AbbVie Inc., through its subsidiary AbbVie Ireland Unlimited Company (“AbbVie”), Amgen, Inc. (“Amgen”) and Bristol-Myers Squibb Company (“BMS”). The most advanced program from our partnerships is a CTLA-4 Probody therapeutic which BMS is currently advancing through the dose escalation phase of a Phase 1/2 clinical trial. In April 2018, we filed an investigational new drug (“IND”) application for CX-2029, a PDC targeting CD71 that we are developing in partnership with AbbVie. This IND was cleared by the FDA in May 2018, resulting in a $25 million milestone payment from AbbVie, which we received in July 2018, and the Phase 1/2 clinical trial is currently in progress. Finally, we are also advancing CX-188, a wholly-owned Probody therapeutic targeting PD-1, a clinically and commercially validated anti-cancer target. CX-188 is currently in IND enabling studies. We anticipate filing an IND on CX-188 in the second half of 2018 and initiating clinical studies shortly thereafter. We have also extended our Probody platform to the T-cell engaging bispecific modality. Our most advanced program in that modality is an Epidermal Growth Factor Receptor-CD3 (“EGFR-CD3”) T-cell bispecific, which is currently in lead optimization stage, and which we are developing in partnership with Amgen.

Our broad Probody therapeutic technology platform and lead product candidates are supported by more than a decade of thorough scientific research and intellectual property. We are a leader in the emerging field of localizing antibody therapeutics to the tumor microenvironment, as evidenced by our patent estate of 63 issued patents (8 of which are co-owned with a third party) and 246 pending patent applications (14 of which are co-owned with a third party) as of May 15, 2018. We also have an exclusive license from University of California, Santa Barbara (“UCSB”) to three patent families (22 issued patents and 7 pending patent applications) covering screening tools to identify masks and substrates.

We believe the market opportunity for Probody therapeutics could be large. Cancer is the second leading cause of mortality in the United States and accounts for nearly one in every five deaths. Early cancer research and treatment relied on relatively non-specific and highly toxic small molecule chemotherapies. Over the last twenty years, a new paradigm of cancer treatment has emerged that is focused on more targeted therapies, including monoclonal antibody modalities, which represent some of the most effective and top-selling therapies on the market today. The leading three monoclonal antibodies for cancer generated more than $23 billion in global sales in 2017. More recently, immuno-oncology has emerged as a promising new field of cancer therapy that aims to enhance anti-tumor immune responses by, for example, overcoming suppressive mechanisms like the PD-L1 pathway that cancer cells have developed to evade the immune system. In addition, new classes of monoclonal antibody-based therapeutics have also reached the market. These new classes include ADCs, bispecific antibodies, and Chimeric Antigen Receptor (“CAR”) based cellular therapies. We have demonstrated that our Probody therapeutic technology can be applied to many antibody modalities, including antibodies against immuno-oncology targets, ADCs, and bispecific antibodies, and therefore we believe that significant opportunities exist for CytomX to develop and capture market share with innovative anti-cancer treatments.

Our Corporate Strategy

We are utilizing our proprietary and differentiated Probody Platform to develop a leading pipeline of innovative anti-cancer therapies to improve the lives of people with cancer and to build a long-term, multi-product, integrated biotechnology company. We aim to achieve this goal by:

•	Applying the Probody Platform to discover and develop potentially best-in-class therapies targeting well validated targets for which we believe we can make meaningful enhancements to the therapeutic window. Our wholly-owned PD-L1 Probody therapeutic (CX-072), partnered CTLA-4 Probody therapeutic (BMS 986249), and wholly-owned PD-1 Probody therapeutic (CX-188) are our most advanced programs in this class of targets.

•	Applying the Probody Platform to discover and develop potentially first-in-class therapies against targets we believe could have therapeutic benefits within oncology, but that have not yet been drugged because of broad expression in healthy tissue. Our wholly-owned CD-166 Probody Drug Conjugate (CX-2009) and partnered CD-71 Probody Drug Conjugate (CX-2029) are our most advanced, clinical stage programs in this class of targets.

•	Applying our Probody Platform to develop novel and improved combination therapies with the potential to improve outcomes for cancer patients. For example, we are studying CX-072, our PD-L1 Probody therapeutic, in multiple combinations in our ongoing PROCLAIM CX-072 Phase 1/2 clinical trial.

•	Applying our Probody Platform to enable new potent therapeutic antibody and cell therapy formats, thereby positioning ourselves at the cutting edge of anti-cancer therapeutic research and development. For example, we are collaborating on a Probody therapeutic version of an EGFR-CD3 T-cell engaging bispecific with Amgen.

•	Partnering with leading biopharmaceutical companies to access capital, additional resources and expertise, as well as increase the number of Probody therapeutic candidates being advanced into clinic trials. To date, we have formed several strategic collaborations, including with AbbVie, Amgen, BMS, ImmunoGen Inc. (“ImmunoGen”) and others.

•	Accessing technologies or programs that can complement our Probody platform and our pipeline through licenses or acquisitions.

•	Fostering a unique culture of execution, alignment and accountability centered around our vision, mission and values.

Our Probody Platform

Localization of therapeutic antibody activity within disease tissue is of increasing interest in the biopharmaceutical industry due to the desire and opportunity to maximize the activity of antibody-based drugs whilst reducing their toxicities. At CytomX, we call our approach to therapeutic antibody localization our Probody Platform. A Probody therapeutic consists of three components: an active anti-cancer antibody, a mask for the antibody, and a protease-cleavable linker which tethers the mask to the antibody. Probody therapeutics are produced as a single protein by standard antibody production methodology. The mask is a peptide designed to disguise the active binding site of the antibody to prevent the therapeutic from binding to the target present on healthy tissue. The following graphic depicts the three components of a Probody therapeutic, interacting with a protease:

Depiction of the structure of a Probody therapeutic and a protease that may cleave the linker and activate the molecule

When a Probody therapeutic enters a tumor, it encounters proteases, which are enzymes that cleave proteins and have increased activity in the tumor microenvironment. The proteases in the tumor cleave the linker, releasing the mask and allowing the antibody to bind to the target when it is expressed on the tumor. The following graphic depicts the activation of a Probody therapeutic by proteases:

Depiction of how a Probody therapeutic is designed to enter the tumor microenvironment (left), be activated by protease cleavage to remove the mask (middle), thereby enabling the released antibody to bind to the tumor target (right)

Proteases play an essential role in many aspects of normal physiology, such as digestion of food in the gastrointestinal tract, wound healing and metabolic function. However, uncontrolled protease activity can lead to destruction of essential proteins and tissues. Therefore, proteases are normally very tightly regulated by redundant mechanisms, with only small amounts of extracellular protease activity being detectable in healthy tissues. In contrast, it has been well documented that proteases are not only present, but also activated, in virtually all types of tumors, playing a key role in tumor growth, invasion and metastasis. Probody therapeutics are designed to be activated in this protease-rich tumor microenvironment, but not in healthy tissue where proteases are under tight control as depicted in the figure below:

Probody therapeutics are designed to remain masked and inactive in healthy tissue (right) but be unmasked and activated in diseased tissue, such as in tumors (left)

Probody therapeutics are designed to limit toxicity that typically arises from the binding of an antibody to a target in healthy tissues while preserving biological activity in the tumor where it is desired. We and our partners have demonstrated the applicability of our Probody Platform across more than 10 targets in multiple monoclonal antibody modalities, including cancer immunotherapy, ADCs, and T-cell-recruiting bispecifics. We are also investigating the application of our Probody Platform technology to CARs, which are cell-based therapies that contain chimeric antigen receptors.

We have designed protease-cleavable linkers so that any one of a number of activated proteases can cleave them. Using this approach, we believe Probody therapeutics may be able to be cleaved and activated by at least one protease across a large number of tumor types. We have generated in vivo efficacy data in dozens of human tumor models in mice and ex-vivo data from hundreds of human tumor explants to suggest that our Probody therapeutics can be activated across a broad set of tumors. We are now assessing our first Probody therapeutics in clinical trials.

Key Advantages of Our Probody Platform

We believe that our Probody Platform provides the following key advantages:

•	A novel therapeutic antibody class enabled by our proprietary platform. We believe we have a differentiated technology platform in the field of therapeutic antibodies that gives us a substantial competitive advantage supported by more than a decade of research and intellectual property.

•	Potential to improve the therapeutic window of antibody-based therapeutics and create first in class product candidates. By engineering our therapeutics to selectively activate in the tumor microenvironment, our Probody product candidates have the potential to improve safety and tolerability and target novel, difficult to drug tumor antigens with first in class therapies.

•	Ability to combine more effectively with other therapies. We believe the therapeutic window and tumor specificity of our candidates have potential to reduce the dose-limiting toxicities observed in combination therapies and thus enable new combinations with other cancer therapies that are difficult or impossible to use.

•	Applicability across many molecular targets. We believe that our technology may be capable of addressing many different molecular targets expressed by many different kinds of tumors—including targets that are difficult to address because they are also expressed on healthy tissue—because Probody therapeutics are designed to have limited interaction with non-cancerous tissues.

•	Versatility across antibody modalities. We believe that our technology can be applied to many antibody-based therapies, including novel potent modalities like ADCs, T-cell-recruiting bispecific antibodies and CARs, which are cell-based therapies that contain chimeric antigen receptors.

Recent Developments

Preliminary Clinical Results of PROCLAIM-CX-072

On June 4, 2018, we presented preliminary clinical results from two arms of PROCLAIM-CX-072 in two posters as part of the Developmental Therapeutics—Immunotherapy Session at the 2018 Annual Meeting of the American Society of Clinical Oncology (“ASCO”) in Chicago, Illinois.

Enrollment of Part A1 of PROCLAIM-CX-072, the initial dose escalation stage, was completed in December 2017. The primary objectives of this first-in-human, dose-escalation, monotherapy arm are to assess safety and tolerability, including determination of the maximum tolerated dose (“MTD”) and the dose-limiting toxicity (“DLT”) of CX-072 as monotherapy. At the completion of escalation, the arm had enrolled 22 patients, with an average of four prior anti-cancer treatments in a variety of tumor types for which no anti-PD-1 or anti-PD-L1 agents are available for their disease. Patients received escalating doses of CX-072 from 0.03 mg/kg to 30 mg/kg. Patient follow-up is ongoing. At ASCO, we presented the following data with respect to Part A1:

•	Monotherapy Well Tolerated – The MTD was not reached. As of an April 20, 2018 data cutoff, results showed that the administration of monotherapy CX-072 was well tolerated with the majority of treatment-related adverse events (“TRAEs”) as Grade 1/2. Grade 3/4 TRAEs were reported in two patients: neutropenia and thrombocytopenia in a patient with thymic cancer (3 mg/kg) and transaminase elevation in a patient with breast cancer (30 mg/kg). Both events were successfully managed with therapeutic intervention including steroids and discontinuation of CX-072.

•	Evidence of Activity – As of an April 20, 2018 data cutoff, results showed that among 20 evaluable patients who received CX-072, objective responses by Response Evaluation Criteria in Solid Tumors (“RECIST”) version 1.1, a commonly used guideline for evaluating tumors, were observed in three (15%) patients: thymoma (unconfirmed partial response (“uPR”); 3 mg/kg), PD-L1 negative TNBC (confirmed partial response (“PR”); 10 mg/kg) and cervical cancer (uPR; 10 mg/kg) (all PR). Stable disease was observed in eight patients (40%) for a disease control rate of 55%. Decreased target lesions were observed in 42% (8/19) of all evaluable patients with measurable disease at baseline and in 60% (6/10) of the subset of patients who received > 3 mg/kg of CX-072. Two of the responders were still on treatment (eight months each) at the time of the data cutoff.

•	Evidence of Probody Platform Performance – Results from a preliminary single-dose pharmacokinetic analysis of single-agent CX-072 suggest that, as designed, CX-072 circulates predominantly as the intact masked prodrug across all dose levels. Further, CX-072 is only minimally influenced by target mediated drug disposition at low doses, suggesting that masking is effective in blocking interaction with PD-L1 in the periphery.

In addition to the foregoing, preliminary pharmacokinetic clinical data showed that single-agent, single-dose CX-072 behaved as designed and circulated predominantly as the intact antibody prodrug and is only minimally affected by target-mediated drug disposition, consistent with being effectively masked in circulation.

Based on these preliminary safety, efficacy and translational data, further evaluation of CX-072 monotherapy (10 mg/kg every two weeks) is now underway in eight expansion cohorts in a variety of cancer types.

The primary objectives of Part B of PROCLAIM-CX-072 are to assess safety and tolerability, and to determine the MTD and DLT of CX-072 when administered in a concomitant combination schedule with ipilimumab. At the April 20, 2018 data cutoff, the study had enrolled 16 immunotherapy naïve patients who had received an average of four prior anti-cancer treatments in a variety of tumor types for which no anti-PD-1 or PD-L1 agents were available for their disease. Patients received the combination ipilimumab (3 mg/kg) and CX-072 (escalating doses of 0.3 mg/kg to 10 mg/kg) every three weeks for four cycles followed by monotherapy CX-072 every two weeks. The study is still ongoing with enrollment and dose escalation continuing. At ASCO, we presented the following data with respect to Part B:

•	Combination with Ipilimumab Well Tolerated – As of the April 20, 2018 data cutoff date, the MTD had not yet been reached and no new safety signals were observed beyond those expected for each component of the ipilimumab plus CX-072 combination. The majority of TRAEs were Grade 1/2. Of the 16 treated patients, five (31%) reported a Grade 3/4 TRAE, a rate similar to that reported previously for 3 mg/kg ipilimumab monotherapy. These events included: Grade 3 colitis (n=1), Grade 3 dyspnea/pneumonitis (n=1), Grade 3 headache/Grade 3 hyponatremia (n=1), and Grade 3 amylase/Grade 4 lipase (n=1). A Grade 3 TRAE in one patient was designated as non-treatment related post data cutoff. A DLT of Grade 3 dyspnea was reported in one patient.

•	Evidence of Activity – As of an April 20, 2018 data cutoff, results also showed that among 12 evaluable patients who received ipilimumab (3 mg/kg) combined with CX-072 (0.3 to 10 mg/kg), three (25%) achieved objective responses by RECIST v1.1, including in patients with: anal cancer (confirmed complete response (CR); 0.3 mg/kg CX-072), testicular cancer (uPR; 1 mg/kg CX-072) and cancer of unknown primary (uPR; 3 mg/kg CX-072). Stable disease was observed in 8% of patients for a disease control rate of 33%. All three of the responders remained on treatment (ten, six and five months, respectively) at the data cutoff.

Preliminary Unaudited Cash, Cash Equivalents and Short-Term Investments as of June 30, 2018

On a preliminary unaudited basis, we expect our cash, cash equivalents and short-term investments as of June 30, 2018 to be approximately $335.1 million. This estimate of cash, cash equivalents and short-term investments is our preliminary estimate based on currently available information and excludes restricted cash and does not reflect the $25 million milestone payment received by us in July 2018 from AbbVie in connection with our IND application for CX-2029 being cleared by the FDA in May 2018. It also does not present all necessary information for an understanding of our financial condition as of June 30, 2018 or our results of operations for the three and six months ended June 30, 2018. As we complete our quarter-end financial close process and finalize our second quarter 2018 unaudited financial statements, we will be required to make significant judgments in a number of areas that may result in the estimate provided herein being different than the final reported cash, cash equivalents and short-term investments as of June 30, 2018. This preliminary estimate has been prepared by and is the responsibility of our management. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to this preliminary estimate or the accounting treatment thereof and does not express an opinion or any other form of assurance with respect thereto. We expect to complete our unaudited financial statements for the quarter ended June 30, 2018 subsequent to the completion of this offering. It is possible that we or our independent registered public accounting firm may identify items that require us to make adjustments to the preliminary estimated cash, cash equivalents and short-term investments balance set forth above and those changes could be material. Accordingly, undue reliance should not be placed on this preliminary estimate. The preliminary estimate is not necessarily indicative of any future period and should be read together with the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as well as our financial statements, related notes and other financial information incorporated by reference in this prospectus supplement.

Corporate Information

Our operations commenced in February 2008 when our predecessor entity was formed. We were incorporated in Delaware in September 2010. We maintain our executive offices at 151 Oyster Point Blvd., Suite 400, South San Francisco, California 94080, and our main telephone number is (650) 515-3185.

We are currently an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. However, based on the trading price of our common stock and the holdings of our non-affiliate stockholders as of the end of our second quarter of 2018 and effective as of our year ending December 31, 2018, we will become a “large accelerated filer” and we will no longer be eligible for “emerging growth company” status.

We maintain a website at www.cytomx.com, which contains information about us. The information in, or that can be accessed through, our website is not part of this prospectus supplement or the accompanying prospectus. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments to those reports are available, free of charge, on or through our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (“SEC”). The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov.

THE OFFERING

Issuer	CytomX Therapeutics, Inc.

Common stock offered	$125.0 million of shares

Common stock to be outstanding after the offering	43,891,728 shares (or approximately 44,639,932 shares if the underwriters exercise their option in full to purchase additional shares) based on an assumed offering price of $25.06 per share, which was the last reported sale price of our common stock on The Nasdaq Global Select Market on July 9, 2018.

Option to purchase additional shares	We intend to grant the underwriters a 30-day option to purchase up to $18.75 million of additional shares.

Use of proceeds

We estimate that the net proceeds to us from the offering, after deducting estimated underwriting discounts and commissions but before payment of estimated offering expenses payable by us, will be approximately $117.5 million (or approximately $135.1 million if the underwriters exercise their option in full to purchase additional shares) after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds to be received by us from this offering to further develop our proprietary Probody therapeutic pipeline and to advance additional programs. In particular, we plan to use the net proceeds from this offering, together with existing cash resources, to fund (i) the advancement and expansion of the clinical development program for our lead product candidate, CX-072, (ii) the advancement of additional clinical programs, including Probody Drug Conjugates CX-2009 and CX-2029, and the advancement of pre-clinical candidates into IND-enabling studies and clinical trials, (iii) further research and development activities, including related to t-cell engaging bispecific Probodies and (iv) general corporate purposes. We expect to use any remaining net proceeds from this offering for capital expenditures, working capital and other general corporate purposes. See “Use of Proceeds” on page S-18.

Risk factors	Investing in our common stock involves certain risks. See pages S-13 of this prospectus supplement and the risk factors set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which is incorporated herein by reference.

Symbol on The Nasdaq Global Select Market	“CTMX”

The number of shares of common stock to be outstanding after this offering is based on 38,903,699 shares of common stock outstanding as of March 31, 2018, and excludes the following, in each case as of such date:

•	7,305,955 shares of common stock issuable upon the exercise of outstanding stock options having a weighted-average exercise price of $11.36 per share;

•	2,632,784 shares of common stock reserved for issuance pursuant to future awards under our 2015 Equity Incentive Award Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan; and

•	1,365,174 shares of common stock reserved for future issuance under our 2015 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan.

Unless otherwise stated, all information contained in this prospectus supplement reflects an assumed public offering price of $25.06 per share, which was the last reported sale price of our common stock on The Nasdaq Global Select Market on July 9, 2018.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the following risks factors, as well as the risk factors set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, each of which is incorporated by reference in this prospectus supplement in their entirety, together with all other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you make a decision to invest in our common stock. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described in the documents set forth above and set forth below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Additional Risks Relating to this Offering

We will have broad discretion to determine how to use the funds raised by us in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

We expect to receive net proceeds of $116.9 million from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Our management will have broad discretion over the use of proceeds from this offering. We expect to use the net proceeds from this offering to further develop our proprietary Probody therapeutic pipeline and to advance additional programs, with any remaining proceeds to be used for general corporate purposes. However, our management will have considerable discretion in the application of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock. See “Use of Proceeds” on page S-18.

You may experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

The price per share of our common stock being offered is higher than the net tangible book value per share of our common stock outstanding prior to this offering. As a result, investors purchasing shares of common stock in this offering will incur immediate dilution of $21.32 per share, based on an assumed public offering price of $25.06 per share, which was the last reported sale price of our common stock on The Nasdaq Global Select Market on July 9, 2018, and our as-adjusted net tangible book value as of March 31, 2018 after giving effect to this offering. For information on how the foregoing amounts were calculated, see “Dilution.”

This dilution is due to the substantially lower price paid by our investors who purchased shares prior to this offering as compared to the price offered to the public in this offering, and the exercise of stock options granted to our employees. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which additional shares of our common stock or other securities convertible into or exchangeable for our common stock are sold in future transactions may be higher or lower than the price per share in this offering. As of March 31, 2018, approximately 11.3 million shares of common stock that are either subject to outstanding options or reserved for future issuance under our equity incentive plans are eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules.

Sales of a significant number of shares of our common stock in the public markets, and other transactions that we may pursue, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets and the perception that those sales may occur could adversely affect the market price of our common stock. The completion of this offering will notably increase the number of shares of our common stock that may be sold in the public market because the shares of our common stock issued by us through this offering will be freely tradeable without restriction on further registration under the Securities Act of 1933, as amended. In addition, future issuances of equity securities may dilute the interests of our existing shareholders, including you, and could cause the market price of our common stock to decline.

We have agreed that, subject to specified limited exceptions, for a period of 60 days from the date of this prospectus supplement, we will not, without the prior written consent of Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any shares of our common stock (other than those offered in this offering) or any securities convertible into, or exercisable for, shares of our common stock, or publicly announce an intention to effect such a transaction. Our executive officers and directors have agreed that, subject to specified limited exceptions, for a period of 60 days from the date of this prospectus supplement, they will not, without the prior written consent of Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., (i) offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of, our common stock or any securities convertible into or exchangeable for our common stock. Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. in their sole discretion may release all or some portion of the shares subject to lock-up agreements at any time and for any reason.

Because a small number of our existing stockholders own a majority of our voting stock, a stockholder’s ability to influence corporate matters will be limited.

As of June 30, 2018, our executive officers, directors and greater than 5% stockholders, in the aggregate, own approximately 38.8% of our outstanding common stock. As a result, even after this offering, such persons, acting together, will have the ability to control our management and affairs and substantially all matters submitted to our stockholders for approval, including the election and removal of directors and approval of any significant transaction. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would benefit other stockholders.

Our stock price may be volatile and purchasers of our common stock could incur substantial losses.

Our stock price is volatile. From October 8, 2015, the first day of trading our common stock, through July 9, 2018, our stock had high and low sales prices ranging from $35.00 to $9.01 per share. The market price for our common stock may be influenced by many factors, including the other risks described in this section titled “Risk Factors,” the risk factors set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and the following:

•	results of preclinical and clinical studies of our product candidates, or those of our competitors or our existing or future collaborators;

•	actions taken by regulatory agencies, including the FDA, with respect to our product candidates, clinical studies, manufacturing process or sales and marketing terms;

•	regulatory or legal developments in the U.S. and other countries, especially changes in laws or regulations applicable to our products;

•	the success of competitive products or technologies;

•	introductions and announcements of new products by us, our future commercialization partners, or our competitors, and the timing of these introductions or announcements;

•	actual or anticipated variations in our financial results or those of companies that are perceived to be similar to us;

•	the success of our efforts to acquire or in-license additional technologies, products or product candidates;

•	developments concerning any existing or future collaborations, including but not limited to those with our sources of manufacturing supply and our commercialization partners;

•	market conditions in the pharmaceutical and biotechnology sectors;

•	announcements by us or our competitors of significant acquisitions, strategic collaborations, joint ventures or capital commitments;

•	developments or disputes concerning patents or other proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our products;

•	our ability or inability to raise additional capital and the terms on which we raise it;

•	the recruitment or departure of key personnel;

•	changes in the structure of healthcare payment systems;

•	actual or anticipated changes in earnings estimates or changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally;

•	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	announcement and expectation of additional financing efforts;

•	speculation in the press or investment community;

•	trading volume of our common stock;

•	sales of our common stock by us or our stockholders;

•	the concentrated ownership of our common stock;

•	changes in accounting principles;

•	terrorist acts, acts of war or periods of widespread civil unrest;

•	natural disasters and other calamities; and

•	general economic, industry and market conditions.

In addition, the stock markets in general, and the markets for pharmaceutical, biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of the issuer. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

If securities or industry analysts do not publish research or reports about our business, or if they issue adverse or misleading opinions regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our target studies and operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” “annualized” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

•	our expectations regarding the potential benefits, activity, effectiveness and safety of our product candidates and therapeutics developed utilizing our Probody platform technology;

•	the initiation, timing, progress and results of our ongoing clinical trials, research and development programs, preclinical studies, and Investigational New Drug application (“IND”), Clinical Trial Application, New Drug Application (“NDA”), Biologics License Application (“BLA”) and other regulatory submissions;

•	the timing of the completion of our ongoing clinical trials and the timing and availability of clinical data from such clinical trials;

•	our ability to identify and develop additional product candidates;

•	our dependence on collaborators for developing, obtaining regulatory approval for and commercializing product candidates in the collaboration;

•	our or a collaborator’s ability to obtain and maintain regulatory approval of any of our product candidates;

•	our receipt and timing of any milestone payments or royalties under any research collaboration and license agreements or arrangements;

•	our expectations and beliefs regarding the evolution of the market for cancer therapies and development of the immuno-oncology industry;

•	the rate and degree of market acceptance of any approved product candidates;

•	the commercialization of any approved product candidates;

•	our ability to establish and maintain collaborations and retain commercial rights for our product candidates in such collaborations;

•	the implementation of our business model and strategic plans for our business, technologies and product candidates;

•	our estimates of our expenses, ongoing losses, future revenue and capital requirements;

•	our ability to obtain additional funds for our operations;

•	our or any collaborator’s ability to obtain and maintain intellectual property protection for our technologies and product candidates and our ability to operate our business without infringing the intellectual property rights of others;

•	our reliance on third parties to conduct our preclinical studies or any future clinical trials;

•	our reliance on third-party supply and manufacturing partners to supply the materials and components for, and manufacture, our research and development, preclinical and clinical trial product supplies;

•	our ability to attract and retain qualified key management and technical personnel;

•	our expectations regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act of 2012;

•	our ability to secure and maintain licenses of intellectual property to protect our technologies and product candidates;

•	our financial performance; and

•	developments relating to our competitors or our industry.

You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein and with the understanding that our actual results may differ materially from what we expect as expressed or implied by our forward-looking statements. In light of the significant risks and uncertainties to which our forward-looking statements are subject, you should not place undue reliance on or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We discuss many of these risks in greater detail in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including those risks set forth under the heading “Risk Factors” herein and therein. These forward-looking statements represent our estimates and assumptions only as of the dates of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, as applicable, regardless of the time of delivery of this prospectus supplement or any sale of our common stock and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus supplement. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

We estimate that the net proceeds received by the Company from the sale of $125.0 million of shares of common stock in this offering by us will be approximately $116.9 million, based on an assumed public offering price of $25.06 per share, which was the last reported sale price of our common stock on The Nasdaq Global Select Market on July 9, 2018, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase an additional $18.75 million of shares from us in full, we estimate that our net proceeds will be approximately $134.5 million after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds to be received by us from this offering to further develop our proprietary Probody therapeutic pipeline and to advance additional programs, with any remaining proceeds to be used for general corporate purposes. In particular, we expect to use the net proceeds, together with existing cash resources, for the following purposes:

•	the advancement and expansion of the clinical development program for our lead product candidate, CX-072, including monotherapy cohort expansion studies in multiple indications and additional combination studies and, if such studies are successful, registration studies;

•	the advancement of additional clinical programs, including Probody Drug Conjugates CX-2009 and CX-2029, and the advancement of pre-clinical candidates into IND-enabling studies and clinical trials;

•	further research and development activities, including related to t-cell engaging bispecific Probodies; and

•	general corporate purposes

The amounts and timing of our actual expenditures will depend on numerous factors, including our development and commercialization efforts with respect to our lead product candidates, as well as the amount of cash used in our operations. We therefore cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we plan to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments and capitalization as of March 31, 2018:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance and sale by us of $125.0 million of shares of our common stock in this offering at an assumed public offering price of $25.06 per share, which was the last reported sale price of our common stock on The Nasdaq Global Select Market on July 9, 2018, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information together with our audited financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section of this prospectus supplement entitled “Where You Can Find More Information.”

	As of March 31, 2018
	Actual	As Adjusted(1)
	(in thousands, except share and per share data)
Cash, cash equivalents and short-term investments	$361,476	$478,376

Stockholders’ equity:
Preferred stock—$0.00001 par value—10,000,000 shares authorized, actual and as adjusted; no shares issued or outstanding, actual and as adjusted	—	—
Common stock—$0.00001 par value—authorized, 75,000,000 actual and as adjusted; issued and outstanding, 38,903,699 actual and 43,891,728 as adjusted	1	1
Additional paid-in capital	295,744	412,644
Accumulated other comprehensive loss	(228)	(228)
Accumulated deficit	(245,870)	(245,870)

Total stockholders’ equity	49,647	166,547

Total capitalization	$49,647	$166,547

The outstanding share information in the table above excludes the following, in each case as of March 31, 2018:

•	7,305,955 shares of common stock issuable upon the exercise of outstanding stock options having a weighted-average exercise price of $11.36 per share;

•	2,632,784 shares of common stock reserved for issuance pursuant to future awards under our 2015 Equity Incentive Award Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan; and

•	1,365,174 shares of common stock reserved for future issuance under our 2015 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan.

DILUTION

If you invest in our common stock in this offering, your interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock in this offering and the net tangible book value per share of our common stock after this offering. As of March 31, 2018, we had a historical net tangible book value of $47.1 million, or $1.21 per share of common stock. Our net tangible book value represents total tangible assets less total liabilities and convertible preferred stock, all divided by the number of shares of common stock outstanding on March 31, 2018.

After giving effect to the sale of $125.0 million of shares of common stock in this offering sold by us at an assumed price of $25.06 per share, the last reported sale price of our common stock on The Nasdaq Global Select Market on July 9, 2018, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our as adjusted net tangible book value at March 31, 2018 would have been approximately $164.0 million, or $3.74 per share. This represents an immediate increase in the as adjusted net tangible book value of $2.53 per share to existing stockholders and an immediate dilution of $21.32 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share		$25.06
Net tangible book value per share as of March 31, 2018	$1.21
Increase per share attributable to new investors	$2.53
As adjusted net tangible book value per share as of March 31, 2018, after giving effect to this offering		$3.74

Dilution per share to new investors purchasing our common stock in this offering		$21.32

If the underwriters fully exercise their option to purchase additional shares, as adjusted net tangible book value after this offering would increase to approximately $4.07 per share, and there would be an immediate dilution of approximately $20.99 per share to new investors.

A $1.00 increase (decrease) in the assumed public offering price of $25.06 per share, the last reported sale price of our common stock on The Nasdaq Global Select Market on July 9, 2018, would decrease (increase) the number of shares of common stock to be issued by us in this offering by 191,406 and (207,315) shares, respectively, and would increase (decrease) the as adjusted net tangible book value per share by approximately $0.02 and increase (decrease) the dilution per share to new investors by approximately $0.98 per share, assuming that the aggregate dollar amount of shares offered by us, as set forth on the cover page of this prospectus remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of $1.0 million of shares offered by us would increase (decrease) the as adjusted net tangible book value by approximately $0.94 million, or $0.02 per share, and would decrease (increase) the dilution per share to new investors by approximately $0.02 per share, assuming that the assumed public offering price remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The number of shares of common stock to be outstanding after this offering is based on 38,903,699 shares of common stock outstanding as of March 31, 2018, and excludes the following, in each case as of such date:

•	7,305,955 shares of common stock issuable upon the exercise of outstanding stock options having a weighted-average exercise price of $11.36 per share;

•	2,632,784 shares of common stock reserved for issuance pursuant to future awards under our 2015 Equity Incentive Award Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan; and

•	1,365,174 shares of common stock reserved for future issuance under our 2015 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan.

PRICE RANGE OF COMMON STOCK

Our common stock has been listed on The Nasdaq Global Select Market under the symbol “CTMX” since October 8, 2015. Prior to that there was no public trading market for our common stock. The following table sets forth for the periods indicated the high and low sales prices of our common stock as reported on The Nasdaq Global Select Market:

	Per share of common stock
Quarter Ended	High	Low
December 31, 2015 (from October 8, 2015 through December 31, 2015)	$24.68	$9.01
March 31, 2016	$20.94	$11.18
June 30, 2016	$14.00	$9.10
September 30, 2016	$17.79	$9.54
December 31, 2016	$16.25	$9.85
March 31, 2017	$20.02	$10.40
June 30, 2017	$18.01	$13.00
September 30, 2017	$18.31	$13.09
December 31, 2017	$24.67	$18.10
March 31, 2018	$35.00	$20.53
June 30, 2018	$30.73	$19.86
September 30, 2018 (through July 9, 2018)	$25.65	$22.56

The last reported sale price of our common stock on The Nasdaq Global Select Market on July 9, 2018 was $25.06 per share. As of July 9, 2018, there were approximately 43 stockholders of record of our common stock. This number does not include beneficial owners whose shares are held by nominees in street name.

DIVIDEND POLICY

We currently intend to retain future earnings, if any, for use in operation of our business and to fund future growth. We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section of this prospectus supplement entitled “Dividend Policy,” we do not anticipate paying any cash dividends in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). If a Non-U.S. Holder holds our stock through a financial institution or other agent acting on the Non-U.S. Holder’s behalf, the Non-U.S. Holder will be required to provide appropriate documentation to the financial institution or other agent, who then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussions below regarding backup withholding and FATCA, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock and, beginning on January 1, 2019, will apply to payments of gross proceeds from the sale or other disposition of such stock.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

Goldman Sachs & Co. LLC, Citigroup Global Markets Inc. and Barclays Capital Inc. are acting as joint book-running managers of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Goldman Sachs & Co. LLC.
Citigroup Global Markets Inc.
Barclays Capital Inc.

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $             per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to $18.75 million of additional shares from us at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We have agreed that, subject to specified limited exceptions, for a period of 60 days from the date of this prospectus supplement, we will not, without the prior written consent of Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any shares of our common stock (other than those offered in this offering) or any securities convertible into, or exercisable for, shares of our common stock, or publicly announce an intention to effect such a transaction. The restrictions described above, however, will not apply to: the issuance of shares of common stock upon the exercise of an option or warrant (whether by cash or “cashless” or “net” exercise) or the conversion of an existing outstanding security; the issuance of equity-based awards pursuant to our equity incentive award plans; the filing of a registration statement on Form S-8 relating to shares of common stock granted, or options to purchase, pursuant to or reserved for issuance under our equity incentive award plans; and the sale or issuance of or entry into an agreement to sell or issue shares of common stock or securities in connection with (1) an equipment leasing arrangement or debt financing facility, (2) merger, (3) acquisition of securities, businesses, property or other assets, (4) joint venture or (5) strategic alliance, provided that the aggregate number of shares of common stock or securities convertible into or exercisable for common stock (on an as-converted or as-exercised basis, as the case may be) that we may issue or sell pursuant to clauses (1) – (5) above, shall not exceed 5.0% of the total number of shares of our common stock issued and outstanding immediately following the completion of such transaction(s) and provided that any transferee pursuant to clauses (1) – (5) above shall execute a lock-up agreement in the substantial form and substance as the lock-up agreements entered into by our executive officers and directors as described below. Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. in their sole discretion may release us from any of the agreements described in this paragraph.

Our executive officers and directors have agreed that, subject to specified limited exceptions, for a period of 60 days from the date of this prospectus supplement, they will not, without the prior written consent of Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., (i) offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of, our common stock or any securities convertible into or exchangeable for our common stock. Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. The restrictions described above are subject to exceptions including:

•	transfers as a bona fide gift or gifts;

•	transfers to any trust for the direct or indirect benefit of the transferor or his or her immediate family;

•	transfers to any legal representative, heir, beneficiary or member of his or her immediate family by will, other testamentary document or intestate succession;

•	distributions to limited partners or stockholders of the transferor;

•	transfers to a corporation, partnership, limited liability company, investment fund or other entity that controls or is controlled by, or is under common control with, the transferor or wholly-owned by the transferor, or, an investment fund managed by or under common management with the transferor;

in each case, provided that a lock-up agreement is received from each donee, trustee, distributee or transferee, as the case may be, no such transfer involves a disposition for value, such transfers are not required to be reported to the SEC and such transferor does not otherwise voluntarily effect a public filing or report relating to such transfer. Exceptions to the lock-up restrictions for our directors and executive officers also include (among others):

•	transfers upon a vesting event of our securities or upon the exercise or conversion of warrants to purchase our securities, in each case, on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the transferor in connection with such vesting or exercise, provided the transfer does not otherwise voluntarily effect a public filing during the lock-up period;

•	transfers by operation of law, including pursuant to a domestic order or in connection with a negotiated divorce settlement, provided any transferred securities remain subject to the lock-up restrictions;

•	transfers pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction involving a change of control of the Company made to holders of all securities subject to the lock-up restrictions; provided in the event that such transaction is not completed, the securities remain subject to the lock-up restrictions;

•	exercising an option to purchase stock granted under any stock incentive plan or stock purchase plan of the company, provided that the underlying shares continue be subject to the lock-up restrictions and any required filing of such plan shall include a footnote indicating that the filing relates to the exercise of a stock option, that no shares were sold to the public by the reporting person and that the shares received upon exercise of the stock option are subject to a lock-up agreement; and

•	sales under any existing trading plan established pursuant to Rule 10b5-1 of the Exchange Act or the establishment of a Rule 10b5-1 trading plan during the lock-up period, so long as no transactions under any 10b5-1 trading plan established during the lock-up period are made until after expiration of such lock-up period and no public disclosure of such plan shall be required or voluntarily made until after the expiration of the lock-up period.

The shares are listed on The Nasdaq Global Select Market under the symbol “CTMX.”

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock from us.

Paid by CytomX
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that our total expenses for this offering will be $600,000.

We have also agreed to reimburse the underwriters for certain FINRA-related and other expenses incurred by them in connection with this offering.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market in order to cover short positions.

•	To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The Nasdaq Global Select Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), an offer to the public of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our common stock may be made at any time under the following exemptions under the Prospectus Directive:

a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended), including by Directive 2010/73/EU and includes any relevant implementing measure in the Relevant Member State.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.

Canada

The common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore, or Regulation 32.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The common stock has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The common stock may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $600,000. We will agree to reimburse the underwriters for expenses related to any applicable state securities filings and to the Financial Industry Regulatory Authority incurred by them in connection with this offering in an amount up to $20,000.

We will agree to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus supplement and the accompanying prospectus will be passed upon by our counsel, Latham & Watkins LLP, Menlo Park, California. Davis Polk & Wardwell LLP, Menlo Park, California, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements and related notes, as of and for the year ended December 31, 2017, included in our Annual Report on Form 10-K for the year ended December 31, 2017, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The financial statements as of December 31, 2016 and for each of the two years in the period ended December 31, 2016 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 (File No. 333-214418) relating to the common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of the registration statement. The rules and regulations of the SEC allow us to omit from this prospectus supplement certain information included in the registration statement. For further information about us and the securities we are offering, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede any information contained in this prospectus supplement or the accompanying prospectus or information incorporated by reference herein or therein. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of this offering, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 7, 2018, including the information specifically incorporated by reference therein from our definitive proxy statement on Schedule 14A, filed on April 26, 2018, and Amendment No. 1 to our Annual Report on Form 10-K, filed with the SEC on March 14, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 9, 2018;

•	our Current Reports on Form 8-K filed with the SEC on January 29, 2018, May 22, 2018, June 4, 2018 and June 15, 2018; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 6, 2015, including any amendments or reports filed for the purpose of updating such description.

These documents may also be accessed on our website at www.cytomx.com. Except as otherwise specifically incorporated by reference in this prospectus supplement or the accompanying prospectus, information contained in, or accessible through, our website is not a part of this prospectus supplement or the accompanying prospectus or other offering materials.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents by writing or telephoning us at the following address:

CytomX Therapeutics, Inc.

151 Oyster Point Blvd., Suite 400

South San Francisco, CA 94080

(650) 515-3185

Attention: General Counsel

PROSPECTUS

$250,000,000

Common Stock, Preferred Stock, Debt Securities,

Warrants, Purchase Contracts, Units

We may offer and sell up to $250,000,000 in the aggregate of the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “CTMX.” On November 21, 2016, the last reported sale price of our common stock on The NASDAQ Global Select Market was $11.83 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 7 , 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $250,000,000 as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not, and any underwriter has not, authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “CytomX,” “we,” “our,” “us” and the “Company” in this prospectus, we mean CytomX Therapeutics, Inc., unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

CytomX™ and the CytomX logo are some of our trademarks used in this prospectus. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ™ symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.cytomx.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. We have included our website address as an inactive textual reference only.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 7, 2016;

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, filed with the SEC on May 6, 2016, August 3, 2016 and November 3, 2016, respectively;

•	the information specifically incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2015 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 28, 2016;

•	our Current Reports on Form 8-K filed with the SEC on January 20, 2016, March 7, 2016, April 21, 2016, April 28, 2016 and June 13, 2016; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 6, 2015, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

CytomX Therapeutics, Inc.

151 Oyster Point Blvd., Suite 400

South San Francisco, CA 94080

(650) 515-3185

Attention: Corporate Secretary

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

ABOUT CYTOMX

We are an oncology-focused biopharmaceutical company pioneering a novel class of antibody therapeutics based on our Probody technology platform.

We commenced operations in February 2008 when our predecessor entity was formed. We were incorporated in Delaware in September 2010. Our principal executive offices are located at 151 Oyster Point Blvd., Suite 400, South San Francisco, California 94080, and our telephone number is (650) 515-3185.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered by us hereby. Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered by us hereunder, if any, for working capital and general corporate purposes, including research and development expenses and capital expenditures.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

Our earnings have been inadequate to cover fixed charges and preference dividends. The following table sets forth the dollar amount of the deficiency to cover fixed charges and preference dividends for each of the years ended December 31, 2015, 2014 and 2013, and the nine months ended September 30, 2016. We have derived the deficiency of earnings to cover fixed charges and preference dividends from our historical financial statements. The following should be read in conjunction with our financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein. See Exhibit 12.1 hereto for additional detail regarding the computation of the deficiency of earnings to cover fixed charges and preference dividends.

	Year Ended December 31,			Nine Months Ended September 30,
	2015	2014	2013	2016
(in millions)
Deficiency of earnings available to cover fixed charges	$35.4	$30.3	$15.1	$44.9

For the periods indicated above, we have no outstanding shares of preferred stock with required dividend payments. Therefore, the deficiency of earnings to combined fixed charges and preferred stock dividends is identical to the deficiency presented in the table above.

DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, the amended and restated investor rights agreement to which we and certain of our stockholders are parties and of the General Corporation Law of the State of Delaware. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, and amended and restated investor rights agreement, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

We have authorized under our amended and restated certificate of incorporation 75,000,000 shares of common stock, $0.00001 par value per share, and 10,000,000 shares of preferred stock, $0.00001 par value per share. As of September 30, 2016, there were outstanding:

•	36,392,821 shares of our common stock; and

•	6,102,930 shares of common stock subject to outstanding stock options.

As of September 30, 2016, there were approximately 58 holders of record of our common stock. This number does not include beneficial owners whose shares are held by nominees in street name.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. In the election of directors, a plurality of the votes cast at a meeting of stockholders is sufficient to elect a director. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. In all other matters, except as noted below under “Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws,” a majority vote of common stockholders is generally required to take action under our certificate of incorporation and bylaws.

Dividends

Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding.

Liquidation

Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding.

Other Rights and Preferences

Holders of our common stock have no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors has the authority, without action by the stockholders, to designate and issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying or preventing a change in control of our company and might harm the market price of our common stock. As of September 30, 2016, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Registration Rights

We are party to an amended and restated investors’ rights agreement, dated as of June 12, 2015, pursuant to which holders of approximately 12.9 million shares of our common stock have the right to demand that we file a registration statement for their shares of our common stock or request that their shares of our common stock be covered by a registration statement that we are otherwise filing. These shares are referred to as registrable securities.

Demand Registration Rights

The holders of at least a majority of the registrable securities have the right to demand that we file, on no more than two occasions, a registration statement on Form S-1 to register all or a portion of their registrable securities, provided that the anticipated aggregate offering price of the registrable securities to be sold under the registration statement on Form S-1 exceeds $30 million, net of underwriting discounts and commissions.

Form S-3 Registration Rights

The holders of at least ten percent of the registrable securities have the right to demand that we file an unlimited number of registration statements on Form S-3 provided that the anticipated aggregate offering price of the registrable securities to be sold under the registration statement on Form S-3 exceeds $5 million, net of underwriting discounts and commissions.

Piggyback Registration Rights

If we propose to register any of our securities under the Securities Act of 1933, as amended (the “Securities Act”) for sale to the public, other than with respect to (i) any employee benefit plan, (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of registrable securities, or (iv) a registration related to stock issued upon conversion of debt securities, the holders of registrable securities are entitled to receive notice of such registration and to request that we include their registrable securities for resale in the registration statement. The underwriters of any such offering will have the right to limit the number of shares to be included in such registration.

Expenses of Registration; Indemnification

We are generally required to bear all registration expenses incurred in connection with any offerings pursuant to the demand, Form S-3 and piggyback registration rights described above, other than underwriting commissions and discounts. The amended and restated investors’ rights agreement contains customary indemnification provisions with respect to registration rights.

Termination of Registration Rights

The demand, Form S-3 and piggyback registration rights described above will terminate five years after the closing of our initial public offering. In addition, the registration rights of a holder of registrable securities will expire if all of the holder’s registrable securities may be sold without limitation (and without the requirement for us to be in compliance with the current public information requirement) under Rule 144 of the Securities Act.

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws

Our certificate of incorporation and bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Removal of Directors

Our certificate of incorporation and bylaws provide that subject to any limitations imposed by law and the rights of the holders of any series of our preferred stock, the board of directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of our company entitled to vote at an election of directors.

No Written Consent of Stockholders

Our bylaws provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Meetings of Stockholders

Our bylaws provide that special meetings of stockholders, which our company is not obligated to call more than once per calendar year, may only be called by the chairman of our board of directors, our chief executive officer, or our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. In addition, our bylaws will limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our bylaws include advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Amendment to Certificate of Incorporation and Bylaws

Our certificate of incorporation provides that the affirmative votes of the holders of at least a majority of the voting power of all of the then-outstanding shares of our voting stock will be required to amend certain provisions of our certificate of incorporation, including provisions relating to the size of our board of directors, removal of directors, special meeting of stockholders and actions by written consent. The affirmative votes of the holders of at least a majority of the voting power of all of the then-outstanding shares of our voting stock will be required to amend or repeal our bylaws. In addition, our bylaws may be amended by our board of directors, subject to any limitations set forth in the bylaws.

Blank Check Preferred Stock

Our certificate of incorporation provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15 percent or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented

Delaware as Sole and Exclusive Forum

Our bylaws provide that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or otherwise wrongdoing by, any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, as amended, or our certificate of incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws, or (v) any action asserting a claim against us or any of our directors, officers or employees governed by the internal affairs doctrine.

Limitations of Liability and Indemnification

As permitted by the Delaware General Corporation Law, as amended, our amended and restated certificate of incorporation and amended and restated bylaws, in each case, limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the U.S. federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our amended and restated bylaws provide that:

•	we will indemnify our directors, officers and, at the discretion of our board of directors, certain employees and agents to the fullest extent permitted by the Delaware General Corporation Law, as amended;

•	we will advance expenses, including attorneys’ fees, to our directors and to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions; and

•	the indemnification and advancement of expenses provided in our amended and restated bylaws are not exclusive of any other right to which our directors or officers may be entitled under any indemnification agreement we enter into with any individual director, officer, employee or agent.

We have entered into indemnification agreements with each of our executive officers and directors. The form of these agreements have been approved by our stockholders. These agreements provide that we will indemnify each of our executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

We have obtained general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The above provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. The provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that might result in a claim for such indemnification.

The NASDAQ Global Select Market Listing

Our common stock is listed on The NASDAQ Global Select Market under the trading symbol “CTMX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 480 Washington Boulevard, 29th Floor, Jersey City, New Jersey 07310.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and a third party to be identified therein as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “CytomX,” “we,” “our,” or “us” refer to CytomX Therapeutics, Inc., excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than minimum denominations of $1,000 and in integral multiples in excess thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•	we are the surviving corporation or the successor person (if other than CytomX) expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or CytomX and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of CytomX; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York. (Section 10.10)

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock or preferred stock or of debt securities. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

•	the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	United States Federal income tax consequences applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of CytomX.

Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock or preferred stock are exercised, the holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common stock or preferred stock, if any.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the applicable indenture.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of certain United States federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any common stock or preferred stock will be listed on The NASDAQ Global Select Market, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of CytomX Therapeutics, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$125,000,000

Common Stock

Preliminary Prospectus Supplement

, 2018

Goldman Sachs & Co. LLC	Citigroup	Barclays